Exhibit 99.1

One Horizon Group Receives Approval to Move Listing to NASDAQ Capital Market

BAAR, SWITZERLAND—(Marketwired - July 2, 2014) -- One Horizon Group, Inc. (OTCQB: OHGI) ("One Horizon" or the "Company"), which develops and licenses the world's most bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smart phones, today announced that the Company received approval by NASDAQ's Listing Qualifications Department to list its common stock on the NASDAQ Capital Market. The Company anticipates that its common stock will commence trading on the NASDAQ Capital Market on July 9, 2014 under the same ticker symbol "OHGI". Until that time, the Company's common stock will continue to trade on the OTC Markets under the ticker symbol “OHGI”.

“We are extremely pleased to have our stock trade on the NASDAQ Capital Market,” said Brian Collins, Founder and CTO of One Horizon. "Our proprietary VoIP technology platform offers compelling benefits to mobile phone users and carriers around the world, particularly those in emerging markets. As we roll out our services in fast growing regions such as the Philippines and China, our brand and value proposition will become even more prominent. We look forward to a long and successful relationship with NASDAQ and our shareholders.”

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Baar, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data applications including messaging and mobile advertising. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Ireland. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contacts:

MZ North America
Matthew Selinger, SVP
Tel: +1- 415-572-8152
Email: mselinger@mzgroup.us
www.mzgroup.us